The Investment Company of America
333 South Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$632,966
Class B	$21,233
Class C	$15,325
Class F	$12,773
Total	$682,297
Class 529-A	$8,121
Class 529-B	$982
Class 529-C	$1,309
Class 529-E	$291
Class 529-F	$83
Class R-1	$171
Class R-2	$2,662
Class R-3	$5,381
Class R-4	$2,318
Class R-5	$16,930
Total	$38,248

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.3000
Class B	$0.1741
Class C	$0.1638
Class F	$0.2951
Class 529-A	$0.2887
Class 529-B	$0.1554
Class 529-C	$0.1577
Class 529-E	$0.2395
Class 529-F	$0.3195
Class R-1	$0.1585
Class R-2	$0.1640
Class R-3	$0.2370
Class R-4	$0.2868
Class R-5	$0.3343

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	2,104,798
Class B	121,428
Class C	93,697
Class F	44,031
Total	2,363,954
Class 529-A	29,171
Class 529-B	6,444
Class 529-C	8,555
Class 529-E	1,259
Class 529-F	272
Class R-1	1,180
Class R-2	16,643
Class R-3	23,355
Class R-4	8,228
Class R-5	51,074
Total	146,181

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$32.86
Class B	$32.73
Class C	$32.67
Class F	$32.82
Class 529-A	$32.83
Class 529-B	$32.76
Class 529-C	$32.77
Class 529-E	$32.78
Class 529-F	$32.82
Class R-1	$32.74
Class R-2	$32.75
Class R-3	$32.80
Class R-4	$32.82
Class R-5	$32.85